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                                                                     Exhibit 4.5

                                                               December 19, 2003

Ryan Beck & Co., Inc.
BB&T Capital Markets
    As Representatives of the
    Several Underwriters
c/o Ryan, Beck & Co., LLC
380 Madison Avenue
New York, New York 10017

Ladies and Gentlemen:

         Reference is made to that certain proposed Underwriting Agreement (the "Underwriting Agreement") among Bakers Footwear Group, Inc., a Missouri corporation (the "Company"), Ryan Beck & Co., Inc. ("Ryan Beck") and BB&T Capital Markets, a Division of Scott & Stringfellow, Inc., as representatives of the several Underwriters named in Schedule A thereto, relating to a proposed firm commitment underwritten public offering of shares of the Company's Common Stock (the "Offering"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement.

         In order to induce the Underwriters to enter into the Underwriting Agreement and to consummate the transactions contemplated therein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the undersigned hereby agrees not to, without the prior written consent of Ryan Beck & Co., Inc., during the Lock-Up Period (as defined below), directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer (collectively, a "Disposition") any shares of the Company's Common Stock or securities convertible into or exchangeable for shares of the Company's Common Stock (collectively, the "Company Securities"), or file any registration statement with respect to any of the foregoing, or enter into any swap or other agreement that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Company Securities, whether any such swap or transaction is to be settled by delivery of Company Securities, in cash or otherwise, except that the undersigned may (i) transfer Company Securities as a bona fide gift or gifts, provided that the donee or donees thereof agree(s) to be bound by the restrictions set forth herein, (ii) transfer Company Securities to the undersigned's Family Group ("Family Group" means an individual's spouse, ex-spouse, lineal descendants, father, mother, brother, sister or domestic partner, whether by law or otherwise, or any grandparent, mother- inlaw, father-in-law, daughter- in- law, brother- in- law, stepchild, grandchild, step-grandchild, uncle, niece or nephew, including adoptive relationships, and any family limited partnership, limited liability company or trust or other fiduciary relationship solely for the benefit of such individual and/or any of the foregoing), (iii) transfer Company Securities by will or the laws of descent and distribution upon the death of the undersigned to his/her executors or administrators or legal successors, including without limitation trustee(s), or pursuant to a divorce decree or (iv) exercise options to purchase the Company's Common Stock, which options have been issued

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Ryan Beck & Co., Inc.
December 19, 2003
Page 2




before the consummation of the Offering or otherwise as described in the prospectus in the form first used to confirm sales in connection with the Offering.

         For purposes hereof, the "Lock-Up Period" shall mean the period commencing on the date hereof and ending on the date that is three hundred sixty-five (365) days following the date of the prospectus in the form first used to confirm sales in connection with the Offering.

         The foregoing restriction has been expressly agreed to preclude the undersigned holder of the Company Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of Company Securities during the Lock-Up Period, even if such Company Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Company Securities or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from the Company Securities.

         Furthermore, the undersigned hereby agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of the Company Securities in violation of this agreement.

         In addition, the undersigned hereby agrees that for a period of twelve
(12) months from the date of the final prospectus in the form used to confirm sales in connection with the Offering, Ryan Beck shall have a right of first refusal to purchase for its account or to sell for the account of the undersigned, within seven (7) business days, any Company Securities sold by the undersigned pursuant to Rule 144 under the Securities Act of 1933, as amended. The undersigned hereby agrees to consult (at no cost to the undersigned or the Company) with Ryan Beck with regard to any such sales and will offer Ryan Beck the exclusive opportunity to purchase or sell such securities on terms (including without limitation the price, commissions, mark-ups or other charges or expenses, and the terms of execution) that are at least as favorable to the undersigned as can be secured elsewhere. If Ryan Beck fails to accept in writing any such offer within three (3) business days after receipt of a notice containing such proposal, then Ryan Beck shall have no claim or right with respect to any such sales contained in the notice. If, thereafter, such proposal is modified in any material respect in a manner that is not adverse to the undersigned, the undersigned shall adopt the same procedure as with respect to the original proposal.



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